Exhibit 99.1

DeVry Inc. Increases Dividend By 25 Percent and Authorizes Additional Share Repurchases

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 3, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, announced today at its annual meeting of shareholders that its board of directors approved a 25 percent dividend increase, raising its dividend from $0.24 to $0.30 per share annually. Payable on a semi-annual basis, the next dividend payment of $0.15 will be made on Jan. 10, 2012, to common stockholders of record as of Dec. 8, 2011.

In addition, the board of directors authorized a seventh share repurchase program, which allows DeVry to repurchase up to $100 million of its common stock through December 31, 2013. The new program will commence upon completion of the existing $100 million program, which is expected to occur in December 2011.

"These actions reflect our strong financial position and our belief in the long-term opportunities for the organization," said Daniel Hamburger, DeVry’s president and chief executive officer. "We will continue to focus on our students, invest in the quality of our programs and services, and execute our diversification strategy. These efforts, coupled with prudent management of our resources, will lead to continued value creation in the future.”

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 353-3800
or
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717